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Exhibit 99.1

Contact Information:

Investors: Brainerd Communicators, Inc. John Buckley (212) 986-6667	Media: Brainerd Communicators, Inc. Kevin Dinino (212) 986-6667

Weight Watchers International, Inc. Ann Sardini (516) 390-1849

Weight Watchers Announces Share Repurchase Program

        Woodbury, NY, October 9, 2003—Weight Watchers International, Inc. (NYSE: WTW) today announced that its Board of Directors authorized a program to repurchase up to $250 million of the Company's outstanding common stock. The repurchase program, which goes into effect immediately, allows for shares to be purchased from time to time in the open market or through privately negotiated transactions. Repurchases will be made at the discretion of the Company's management and will be based on market conditions. No shares will be purchased from Artal Luxembourg, or its affiliates, under this program.

        "With the successful completion in August of our tender for our high yield notes, we have largely completed our deleveraging program, leaving us with a very strong balance sheet," said Linda Huett, President and CEO of Weight Watchers. "Unlike most businesses, our unique business model does not require us to reinvest any of our growing free cash flow to finance our growth. Our Board believes this program provides us with an additional tool to apply some of that cash to deliver value to our shareholders."

About Weight Watchers International, Inc.

        Weight Watchers International, Inc. is the world's leading provider of weight loss services operating in 30 countries through a network of company-owned and franchise operations. Weight Watchers holds over 44,000 weekly meetings where members receive group support and education about healthy eating patterns, behavior modification and physical activity. In addition, Weight Watchers offers a wide range of products, publications and programs for those interested in weight loss and weight control.

Forward-Looking Statements:

        This news release contains forward-looking statements. These forward-looking statements are based on management's current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expected or implied. The reports filed by the company pursuant to United States securities laws contain discussions of these risks and uncertainties. Weight Watchers International assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review our filings with the United States Securities and Exchange

Commission (which are available from the SEC's EDGAR database at http://www.weightwatchersinternational.com).

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  Exhibit 99.1